                        UNIVERSAL HEALTH SERVICES, INC.
                                and Subsidiaries
                       Computation of Earnings Per Share
                                                                      Exhibit 11

                                              Year Ended December 31,



                                           1994          1993          1992
                                        ---------     ---------     ---------
Weighted Average Shares:
        Class A common                  1,139,123     1,211,850     1,386,267
        Class B common                 12,171,454    12,276,146    12,148,177
        Class C common                    114,482       121,755       149,165
        Class D common                     26,223        28,648        49,853
                                       ----------    ----------    ----------
            Total                      13,451,282    13,638,399    13,733,462


Less: Effect of shares repurchsed        (103,510)     (105,795)      (58,274)
Less: Incremental number of shares of
      restricted stock excluded from
      EPS computation                     (35,643)      (46,893)      (59,096)
Effect of shares issued                   641,984        10,250        26,788
                                       ----------    ----------    ----------
                                       13,954,113    13,495,961    13,642,880
                                       ----------    ----------    ----------

Common Stock Equivalents:
  Assumed conversion of 7 1/2%
  convertible debentures
  issued in April 1983                    338,818     1,271,471     1,274,653
  Assumed conversion of options
  to purchase common stock                 95,999        51,101        52,784

Weighted average shares -              ----------    ----------    ----------
     fully diluted                     14,388,930    14,818,533    14,970,317
                                       ==========    ==========    ==========

Income:                               $28,719,735   $24,010,645   $20,019,839
  Interest expense, net of
  tax effect, on assumed
  conversion of 7 1/2%
  convertible debentures                 $363,176    $1,392,404    $1,420,699
                                      -----------   -----------    ----------

Income Applicable to
Common Stock - Fully Diluted          $29,082,911   $25,403,049   $21,440,538
                                      ===========   ===========   ===========
Earnings per Common and
Common Equivalent Share:
  Fully diluted -                           $2.02         $1.71         $1.43
                                      ===========   ===========   ===========